EXHIBIT 10.4

PEOPLE’S UTAH BANCORP

DEFERRED COMPENSATION PLAN FOR DIRECTORS

ARTICLE I

INTRODUCTION

1.1 Establishment and Adoption of Plan. Bank of American Fork (“BAF”) established the Bank of American Fork Deferred Compensation Plan for Directors, effective July 1, 2011. Effective as of the Effective Dates set forth herein, the Plan also is established and adopted by People’s Utah Bancorp (“People’s”) and Lewiston State Bank (“LSB”). The provisions of this Plan are and shall continue to be governed by all applicable laws and rules governing Deferred Compensation arrangements including Code §409A and all regulations and guidance issued thereunder.

1.2 Sponsor of Plan. BAF is a wholly-owned subsidiary of People’s. LSB also is a wholly-owned subsidiary of People’s. In connection with its adoption of the Plan, People’s shall become the Plan Sponsor of the Plan, and both BAF and LSB shall be treated as Participating Employers.

1.3 Amendment and Restatement of Plan. In connection with the adoption of the Plan by People’s and by LSB, certain amendments have been made to the Plan as established by BAF. These amendments are incorporated into this document, which shall be treated as an amendment and restatement of the Plan as originally adopted by BAF. This Plan shall be a new Plan for purposes of its adoption by People’s and LSB.

1.4 Name of Plan. The name of the Plan is hereby changed from the “Bank of American Fork Deferred Compensation Plan for Directors” to the “People’s Utah Bancorp Deferred Compensation Plan for Directors.”

1.5 Continuation of Plan. The Plan, as originally established by BAF with an effective date of July 1, 2011, is continued in full force and effect by this amended document for purposes of eligibility to participate herein by a Director of BAF. For purposes of initial eligibility to participate in this Plan by Directors of People’s and LSB, the Effective Date(s) shall be those set forth herein.

1.6 Purpose of Plan. People’s has adopted this Plan to provide members of the Board of Directors of People’s the opportunity to defer the receipt of Director’s Fees paid to them for their services as members of the People’s Board of Directors. LSB also has adopted this Plan to provide members of the Board of Directors of LSB the opportunity to defer the receipt of Director’s Fees paid to them for their services as members of the LSB Board of Directors. BAF continues its participation in this Plan to provide members of the Board of Directors of BAF the opportunity to defer the receipt of Director’s Fees paid to them for their services as members of the BAF Board of Directors. People’s, as Plan Sponsor, and BAF and LSB, as Participating Employers, intend to maintain the Plan solely for the foregoing purpose and to comply at all times with ERISA §§201(2), 301(a)(3) and 401(a)(1), as amended, and all regulations and guidance issued thereunder. The Plan will be interpreted in a manner consistent with these intentions.

ARTICLE II

DEFINITIONS

Definitions are contained in this article and throughout other sections of the Plan. The location of a definition is for convenience only and should not be given any significance. A word or term defined in this article (or in any other article) will have the same meaning throughout the Plan unless the context clearly requires a different meaning.

2.1 Beneficiary means the individual(s) or entity(ies) designated by a Participant, or by the Plan, to receive any benefit payable upon the death of a Participant or Beneficiary. A Beneficiary designation must be executed by the Participant and delivered to the Committee pursuant to procedures specified by the Committee for that purpose. In the absence of a valid or effective Beneficiary designation, the Beneficiary will be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

2.2 Board means the Board of Directors of People’s or of BAF or of LSB, as the context of the Plan may require when applying the provisions of the Plan. However, any reference in this Plan to the Board of People’s shall mean only the Board of Directors of People’s.

2.3 Code means the Internal Revenue Code of 1986, as amended from time to time.

2.4 Committee means the committee which is established and maintained by the Board of People’s for the purpose of administering this Plan. The Committee will serve as the “plan administrator” to manage and control the operation and administration of the Plan, within the meaning of ERISA §3(16)(A). The Committee may be a committee or sub-committee of the Board of People’s or may consist of or include individuals who are members of the Boards of other Participating Employers but who are not members of the Board of People’s.

2.5 Company means People’s and any successor to People’s. Additionally, for purposes of applying the provisions of the Plan to members of the Boards of BAF and LSB, who are Participating Employers in the Plan, “Company” also means BAF or LSB and any successor to BAF or LSB, as the context may require. However, only People’s shall be deemed to be the Company whenever in this Plan authority to amend, revise, or terminate the Plan is granted to the Company, or other authority is granted to the Company to administer, oversee or operate the Plan. Any amendment, revision or restatement made to the Plan by People’s shall also be binding on BAF and LSB as Participating Employers.

2.6 Deferral Account means a bookkeeping account established for and maintained on behalf of a Participant to which Director’s Fee amounts are deferred, and net income (or losses) thereon, are credited under this Plan.

2.7 Deferral Agreement means an agreement described in Section 3.4 and entered into by a Participant and the Company to reduce the amount of a Participant’s Director’s Fee that would otherwise be payable for a specified period and to treat such amounts as contributed to the Plan, in accordance with Article III.

2.8 Director means a member of the Board.

2.9 Director’s Fee means the remuneration paid to a Director for the services provided by the Director to the Company solely in the capacity as a member of the Board, including remuneration for services on any committee, sub-committee or division of the Board, but excluding (i) any amount paid solely to reimburse the Director for expenses incurred, and (ii) any amounts credited as earnings under this Plan. Deferral elections under this Plan shall be computed solely on the amount of the Director’s Fee which would otherwise be payable to the Director but for his or her participation in this Plan.

2.10 Disability means a condition whereby a Participant is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2.11 Effective Date means July 1, 2011, the date this Plan shall be deemed effective for purposes of initial participation in the Plan by members of the Board of BAF. Effective Date for purposes of initial participation in the Plan by members of the Board of People’s means January 28, 2015. Effective Date for purposes of initial participation in the Plan by members of the Board of LSB means February 23, 2015.

2.12 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.13 Hardship means an unforeseeable emergency which is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code §152(a) without regard to §§152(b)(1), (b)(2) and (d)(1)(b)); loss of the Participant’s property due to casualty, (including a need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication may constitute an unforeseeable emergency. Finally, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an unforeseeable emergency. Generally the purchase of a home or the payment of college tuition are not unforeseeable emergencies. Whether a Participant is faced with an unforeseeable emergency is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or Director’s Fee from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of assets would not cause severe financial hardship, or by cessation of deferrals under the plan. A Hardship and any resulting distribution will be determined in accordance with Code §409A and guidance issued by the Service thereunder. The Committee will have sole discretion to determine whether a Hardship condition exists and the amount of the distribution. The Committee’s determination will be final.

2.14 Insolvent means the Company is (i) unable to pay its debts as they become due or (ii) subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.15 Investment Fund or Funds means the investment fund(s) designated by the Committee as the basis for determining the investment return to be allocated to Participants’ Deferral Accounts. The Committee may change the Investment Fund(s) at such times as it deems appropriate.

2.16 Participant means a Director who is eligible to participate in the Plan as provided in Section 3.1 and who has made an election to defer all or a portion of his Director’s Fees pursuant to the Plan.

2.17 Plan means the People’s Utah Bancorp Deferred Compensation Plan for Directors, as set forth in this document, and as further amended from time to time.

2.18 Plan Year means the Company’s fiscal year, beginning each January 1 and ending December 31. The first Plan Year for the Plan as originally established by BAF was a short year, commencing July 1, 2011, and ending December 31, 2011. The first Plan Year for the Plan as adopted by People’s shall be a short Plan Year, commencing as of the Effective Date of the adoption of the Plan by People’s and ending December 31, 2015. The first Plan Year for the Plan as adopted by LSB shall be a short Plan Year, commencing as of the Effective Date of the adoption of the Plan by LSB and ending December 31, 2015.

2.19 Separation from Service occurs when the facts and circumstances indicate that the Director’s membership on the Board has expired or has been terminated. Termination requires action either by the Company with appropriate notice to the Director or by the Director with appropriate notice to the Company. Expiration does not constitute a good faith and complete termination of the Director’s membership on the Board if the Company reasonably anticipates a renewal of the Director’s Board membership. The Company reasonably anticipates the renewal of the Director’s Board membership if the Company intends to reappoint or retain the Director as a member of the Board. If the Director is a member of more than one Board, the continuing membership of the Director on a Board other than the Board from which the Director’s membership has terminated shall not be taken into account in determining whether the Director has a Separation from Service. If the Director also provides services to the Company as an employee, then (i) the services provided as a Director shall not be taken into account in determining whether the Director has a Separation from Service as an employee of the Company for purposes of any non-qualified deferred compensation plan in which the Director participates as an employee, and (ii) the services provided by the Director as an employee shall not be taken into account in determining whether the Director has a Separation from Service as a Director for purposes of this Plan. This provision shall be interpreted and applied in accordance with Code §409A, Treas. Reg. §1.409A-1(h), and other applicable guidance issued by the Internal Revenue Service.

ARTICLE III

PARTICIPATION

3.1 Eligibility. A Director shall be eligible to participate in the Plan only to the extent and for the period that the Director continues as a member of the Board and receives Director’s Fees. All Directors who are members of the Board as of the Effective Date applicable to the Company’s adoption of the Plan, shall be eligible to participate in the Plan as of the Effective Date. For each Plan Year thereafter a Director shall be eligible to participate in the Plan for the Plan Year if the Director is a member of the Board on the immediately preceding December 31. An individual who becomes a Director for the first time during a Plan Year shall be eligible to participate in the Plan for the remainder of that Plan Year if the Director complies with the election procedure set forth in Section 3.3.

An individual who is a Director as of the first day of the Plan Year but who ceases to be a Director during the Plan Year shall continue to participate in the Plan with respect to any Deferral Agreement in effect for the Plan Year and any additional Director’s Fees paid for the Plan Year, but shall terminate participation as of the end of the Plan Year. The Participant shall not be permitted to enter into any new Deferral Agreements with the Company unless and until the individual again becomes a Director.

3.2 Participation. A Director who participates in the Plan may elect to defer the receipt of all or any portion of each Director’s Fee payable to the Director during the Plan Year by completing an agreement as described in Section 3.4. The Director shall make the election in accordance with Section 3.3. The Company shall withhold amounts deferred by the Participant in accordance with this election. The deferred amounts shall be credited to the Participant’s Deferral Account as provided in Article V and distributed in accordance with Article VI. An election to defer receipt of Director’s Fees shall continue in effect for a given Plan Year and shall apply to each payment of Director’s Fees otherwise payable to the Director for the Plan Year.

3.3 Election Procedure. The Director shall elect to defer Director’s Fees under an agreement described in Section 3.4 by completing a Deferral Agreement in the form and in the manner prescribed by the Committee. The Deferral Agreement must be properly completed in accordance with procedures prescribed by the Committee prior to the first day of the Plan Year for which the Director’s Fees shall be earned. For the initial Plan Year commencing as of the Effective Date applicable to the Company’s adoption of the Plan, a Director may elect within 30 days of the Effective Date to defer Director’s Fees that will be earned after the date the Director executes a Deferral Agreement. For any subsequent Plan Year in which an individual becomes a Director for the first time on or after the first day of the Plan Year, the individual may within 30 days of the effective date of his or her appointment to the Board make an election to defer Director’s Fees that will be earned after the date the Director executes a Deferral Agreement.

3.4 Deferral Agreement. A Deferral Agreement shall remain in effect for the Plan Year and, unless otherwise designated in the Deferral Agreement, for all subsequent Plan Years until amended or revoked by the Participant or terminated as provided in Section 3.1 or 3.5. The Deferral Agreement shall be applicable only to Director’s Fees as defined in this Plan which are earned after the date on which the Deferral Agreement is effective. The Deferral Agreement shall define the amount of each Director’s Fee payment that shall be deferred for the Plan Year, and unless otherwise elected, for all subsequent Plan Years and the manner of distribution. The minimum deferral amount which may be elected by a Director shall be the greater of 5% of each Director’s Fee or $100. All deferral percentages shall be in either 5% or $100 increments. The Committee may, in its discretion, establish a greater minimum deferral amount or incremental deferral for any given Plan Year.

3.5 Irrevocable Election. A Participant’s Deferral Agreement for a given Plan Year cannot be amended by the Participant and, except as provided in Section 3.4 and this Section 3.5, is irrevocable.

A Participant shall be permitted, prior to the commencement of each subsequent Plan Year following execution of the Deferral Agreement, to amend the deferral amount applicable to the Participant’s Director’s Fee for the next immediately commencing Plan Year; to change the manner of distribution applicable to the newly elected deferral amount or to all amounts previously deferred; or to revoke the Deferral Agreement entirely. The amendment or revocation shall be effective only as of the first day of the next following Plan Year and shall be accomplished by completion of a new Deferral Agreement. However, any change in a Participant’s Deferral Agreement, unless specifically provided in the new Deferral Agreement shall be prospective only and take effect with respect to amounts credited to such Participant’s account for plan years beginning after the year in which the new Deferral Agreement was executed.

To the extent the Participant specifically elects to have a Deferral Agreement modify the manner of payment of sums credited to such Participant’s account prior to and through the year in which the Deferral Agreement is executed, the Deferral Agreement shall be applied only as allowed under Section 409A and must be accomplished by the Participant in accordance with procedures prescribed by the Committee. In no event will any modification take effect sooner than the earliest date allowable under Code §409A. With respect to postponement of the distribution of any amount (excluding payments for death, Disability or Hardship) the amended election must be completed in accordance with procedures prescribed by the Committee at least 12 months prior to the date the earliest payment would have been made or the distribution was scheduled to begin and must result in postponement of the starting date for the affected distribution amount by a minimum of five years from the previously selected payment start date. No acceleration of any payment or distribution may occur in contravention to Code §409A. The Company reserves the right to modify any Deferral Agreement to reflect a change in Plan provisions or for administrative convenience, so long as the change complies with Code §409A.

A Participant’s election to defer Director’s Fees under the Deferral Agreement shall become null and void following the close of the Plan Year in which the Participant terminates or retires from the Board. No Director’s Fee that may be payable in any Plan Year after the Participant terminates or retires from the Board and might otherwise be subject to the Deferral Agreement shall be deferred under this Plan.

ARTICLE IV

COMPANY CONTRIBUTIONS

4.1 No Company Contributions. The Company shall not make or credit any additional contributions to the Plan beyond the amounts determined under each Participant’s Deferral Agreement.

4.2 Vesting. A Participant’s interest in (i) the Director’s Fee deferred to his or her Deferral Account pursuant to Article III of the Plan and (ii) any earnings credited to the Participant’s Deferral Account pursuant to Section 5.5 of the Plan, shall be at all times fully vested and nonforfeitable.

ARTICLE V

PARTICIPANT ACCOUNT BALANCES

5.1 Establishment of Accounts. The Committee may select an independent record keeper (who may be an affiliate of the Company) to establish and maintain a Deferral Account on behalf of each Participant. Contributions and net income (or losses) will be credited to each Deferral Account in accordance with the provisions of this Article.

5.2 Bookkeeping. Deferral Accounts will be primarily for accounting purposes and will not restrict the operation of the Plan or require separate earmarked assets to be allocated to any account. The establishment of a Deferral Account will not give any Participant the right to receive any asset held by the Company in connection with the Plan or otherwise.

5.3 Crediting Deferred Director’s Fees. Amounts deferred by a Participant will be credited to the Participant’s Deferral Account no later than the first business day of the calendar quarter following the date as of which the amount would have been paid to the Participant absent a Deferral Agreement.

5.4 Establishment of Investment Fund(s). The Committee may establish one or more Investment Fund(s) which will be maintained for the purpose of determining the investment return to be credited to a Participant’s Deferral Account. As of the Effective Date, the sole Investment Fund shall consist of a guaranteed income investment fund, which shall provide for interest credited on the amount in each Participant’s Deferral Account on January 1 of each year at the same rate (but in no event less than three percent (3.0%) per annum) and in the same manner as provided by the Company on certificates of deposit issued by the Company for a period of 12 months. The Committee may change from time to time the number, identity or composition of the Investment Fund(s) or discontinue the availability of any Investment Fund.

In the event the Committee elects to provide for more than one Investment Fund, then pursuant to rules adopted by the Committee, each Participant will indicate the Investment Fund or Funds which will be credited with deposited deferral amounts under Section 5.3, including any existing Deferral Account balance transferred to the Investment Fund. All Investment Fund elections by Participants must be made in at least 5% increments and at such times and in such manner as the Committee will specify. A Participant may change his or her Investment Fund at any time and in such manner as the Committee may specify. Each Participant shall be provided from time to time with the investment “results” of the selected Investment Funds. The Company’s liability to the Participant for amounts in the Deferred Compensation Account will include gains and losses attributed to the Investment Funds selected by the Participant.

5.5 Crediting Investment Results. A Participant’s Deferral Account balance will be increased or decreased to reflect investment results, as they occur. Deferral Accounts will be credited with the investment return of the Investment Fund(s) in which the Participant’s deferral amounts are deemed deposited (or if more than one Investment Fund) in which the Participant has been deemed to have elected to participate. The credited investment return is intended to reflect the actual performance of the Investment Fund(s) net of any investment or management fees. Nevertheless, no provision of this Plan shall be interpreted to require the Company to actually invest any amounts in any particular fund, whether or not the fund is one of the Investment Funds available for selection by Participants in the Plan.

5.6 Notification to Participants. The Committee shall notify each Participant with respect to the status of the Participant’s Deferral Account as soon as practicable after the end of each Plan Year. Neither the Company nor the Committee to any extent warrants, guarantees or represents that the value of any Participant’s Deferral Account at any time will equal or exceed the amount previously allocated or contributed thereto.

5.7 No Employer Securities. No Investment Fund available under this Plan shall include or consist of securities of the Company without the advance express consent of the shareholders of the Company, which permission may be granted only pursuant to all procedures required under applicable state laws and the charter and by-laws of the Company.

ARTICLE VI

DISTRIBUTION OF ACCOUNTS

6.1 Distribution upon Separation from Service on the Board. A Participant who has a Separation from Service on the Board shall receive his vested Deferral Account in the manner elected by the Participant from the distribution options determined by the Committee as available under the Plan at the time the deferrals were made, provided however that to the extent the Committee permits distribution in installments, all installment payments shall be annual only for no longer than ten years. An election regarding manner of payment of the Participant’s Deferral Account balance (including all future years’ contributions) shall be made at the time the Participant first commences participation in the Plan and may be amended thereafter at the election of the Participant in accordance with the provisions of Article III. In the absence of an election by the Participant as to the time and manner of payment of the Participant’s Deferral Account, distribution shall be made as follows:

(a) Time of Payment. A Participant’s vested Deferral Account balance shall be paid (or commence to be paid) no later than 45 days following the date of Separation from Service on the Board.

(b) Manner of Payment. A Participant’s vested Deferral Account will be paid in a single lump sum cash payment, regardless of amount.

(c) Lump Sum Value of Deferred Account Balance. The value of a Participant’s Deferral Account to be distributed in a lump sum shall be determined as of the date the payment is made.

(d) Calculation of Installment Amounts. If so elected by the Participant, then to the extent payment is to be made in annual installment payments, the amount of the annual payment for a particular calendar year shall be determined by valuing the Participant’s Deferral Account as of the last day of the previous year, after all charges and adjustments for gains and losses through that date. Future annual payments shall be determined each subsequent calendar year in the same manner and shall be adjusted to take into account the value of the Participant’s Deferral Account as of the end of each previous calendar year and the number of remaining years over which the separate annual payments are to be made. In the final calendar year (or in any earlier calendar year, if applicable) the separate annual payment shall be adjusted to reflect any earnings or losses on the Participant’s Deferral Account in the year of payment, if the effect of continuing payments would be to exhaust the Participant’s Deferral Account prior to final payment. Any excess in the Participant’s Deferral Account at the final payment shall be made with the final payment.

6.2 Distribution Upon Death. In the event a Participant dies prior to receiving all of his or her vested Deferral Account, the Participant’s Beneficiary shall receive the unpaid portion of the Participant’s Deferral Account in the form of a lump sum cash payment. However, if the Participant had elected distribution in installments, the unpaid portion of the Participant’s Deferral Account shall be paid in four substantially equal annual payments. Payment shall commence no later than 45 days after the later of the date of the Participant’s death or the date the Committee has been provided with written proof of the Participant’s death. If distribution is made in a lump sum, then for purposes of this Section 6.2, the value of a Participant’s Deferral Account to be distributed shall be determined as of the date the payment is made, and shall be credited with earnings through such date. In the case of a Participant who dies while still a member of the Board, the Deferral Account shall be credited with any deferred amounts that would have been credited to the Deferral Account if the Participant had continued as a member of the Board through such date.

6.3 Cash Payments Only. All distributions under the Plan will be made in cash by check., unless in the sole discretion of the Company it determines to make a distribution in kind (or partly in kind and partly in cash) from the account, if any, which the Company has established to provide a source of payment for the benefits due a Participant. In the event of a distribution of property, the property will be valued at fair market value as of the date of distribution.

6.4 Disability. For the purposes of Sections 6.2 and 6.3, in the event of a Participant’s Disability, the Participant will be considered to have Separated from Service as of the first day the Participant meets the definition of Disability.

6.5 Distribution Upon Hardship. In the event a Participant is entitled to receive a distribution on account of Hardship, the distribution shall be made in the form of a lump sum cash payment. The amount of any Hardship distribution will not exceed the amounts allowable under IRS Guidelines. Payment shall commence as soon as administratively feasible after the Participant’s request for hardship distribution has been approved by the Committee.

A Participant must submit a written request for a distribution based on Hardship to the Committee on the form and in the manner prescribed by the Committee. The Hardship request must: (i) describe and certify the Hardship condition substantiating the severe unforeseeable emergency and all circumstances necessary to meet the definition of Hardship; (ii) state the amount the Participant requests as a withdrawal of all or a portion of his Deferral Account; and (iii) demonstrate the amounts requested to be distributed do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated as a result of the distribution. Determinations of amounts necessary to satisfy an emergency must take into account any additional Director’s Fee that will be made available due to the restriction on further deferrals set forth below in this Section. The Committee will have sole discretion to determine whether a Hardship exists and to determine the appropriate action, if any, provided however, in no event will the Committee approve a Hardship distribution request for expenses related to any medical condition or expenses related to the death of any person unless the request for distribution is submitted to the Committee and approved by the Committee for Hardship distribution prior to the date on which the expense is incurred. The Committee, in its sole discretion, may make exception to the foregoing rule if it determines that the circumstances creating the expense for which reimbursement is sought were not reasonably foreseeable. Regardless of whether the Participant desires to reduce or cease any Director’s Fee amounts to be deferred after the Hardship request is made, the Participant will be precluded from deferring Director’s Fee for the remainder of the Plan Year in which a Hardship is approved by the Committee.

6.6 Change in Ownership or Effective Control. In the event there is a “Change in Ownership or Effective Control” regarding the Company and if the Participant has so elected in the Deferral Agreement, then notwithstanding any other terms of any Deferral Agreement, or any prior election of any Participant, all amounts in all Deferral Accounts under this Plan shall become due and payable upon the date established by the Committee as the effective date of the change of control. For purposes of this paragraph, “Change in Ownership or Effective Control” shall mean a change in the ownership of the outstanding stock of the Company such that any one person not currently a more than 5% shareholder, or more than one person acting as a group in which no one person is a more than 5% shareholder of the outstanding stock of the Company, acquires ownership of stock of the Company that constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. The change in sponsorship of the Plan from BAF to People’s shall not be a Change in Ownership or Effective Control for purposes of this section.

6.7 Specified Employee. Notwithstanding any other provision of this Article VI, any distribution to a person who is also a “specified employee” as defined under Section 409A(a)(2)(b)(I) of the Code may not be made before the date which is six months after the date the person ceases being a member of the Board (or, if earlier, the date of death of the Specified Employee) or a Change in Ownership or Effective Control.

ARTICLE VII

PLAN ADMINISTRATION

7.1 Plan Administrator. This Plan shall be administered by the Committee, which will be the Plan Administrator. The Committee members shall be appointed by and serve at the pleasure of the Board.

7.2 Administration of the Plan. The Committee shall have the sole authority to control and manage the operation and administration of the Plan and have all powers, authority and discretion necessary or appropriate to carry out the Plan provisions, and to interpret and apply the terms of the Plan to particular cases or circumstances. The Committee may also select and appoint such advisors, consultants and legal counsel as the Committee shall deem appropriate to aid it in carrying out its responsibilities and duties. All decisions, determinations and interpretations of the Committee will be binding on all interested parties, subject to the claims and appeal procedure necessary to satisfy the minimum standard of ERISA §503, and will be given the maximum deference allowed by law. The Committee may delegate in writing its responsibilities as it sees fit.

Committee members who are Participants will abstain from voting on any Plan matters that relate primarily to themselves or that would cause them to be in constructive receipt of amounts credited to their respective Deferral Account. The Board will identify individuals to serve as a temporary replacements for Committee members who as Participants in this Plan must abstain from voting.

7.3 Indemnification. The Company will and hereby does indemnify and hold harmless any of its employees, officers, directors or members of the Committee who have discretionary or administrative responsibilities with respect to the Plan from and against any and all losses, claims, damages, expenses and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

7.4 Claims Procedure. A Participant or his Beneficiary (the “Claimant”) may file a written claim for benefits under the Plan with the Committee. Within 60 days of the filing of the claim, the Committee shall notify the Claimant of the Committee’s decision whether to approve the claim. Such notice shall include specific reasons for any denial of the claim. Within 60 days of the date the Claimant was notified of the denial of a claim, the Claimant may appeal the Committee’s decision by making a written submission containing any pertinent information. Any decision not appealed within such 60-day period shall be final, binding and conclusive. The Committee shall review information submitted with an appeal and render a decision within 60 days of the submission of the appeal. If it is not feasible for the Committee to render a decision on an appeal within the prescribed 60-day period, the period may be extended to a 120-day period.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1 Authority to Amend or Terminate the Plan. The Committee has the power and authority in its sole discretion to adopt amendments and make further changes to the Plan, to the extent that:

(a) the amendment or change is designed to clarify a provision or provisions of the Plan; or

(b) the amendment is designed or intended to maintain or to bring the Plan into compliance with applicable Federal or state law; or

(c) the amendment will not create or result in a significant increase in the cost to the Plan Sponsor or to a Participating Employer of maintaining or operating the Plan or have a material, substantive effect on the rights or obligations of the Plan Sponsor or of a Participating Employer with respect to the Plan.

8.2 Residual Authority to Amend or Terminate the Plan. Any amendment to the Plan which would create or result in a significant increase in the cost to the Plan Sponsor or to a Participating Employer to maintain or operate the Plan, which would have a material, substantive effect on the rights or obligations of the Plan Sponsor or of a Participating Employer, which would decrease or substantially or materially increase the benefits of any Director, Participant or Beneficiary, or which is not permitted to be made by the Committee under Section 8.1 must be adopted or ratified by the Board of People’s.

The Board of People’s has sole authority to terminate the Plan in its entirety or to terminate a Participating Employer’s participation in the Plan, which it may do at any time and for any reason. No termination of the Plan or termination of a Participating Employer in the Plan will reduce or eliminate any Participant’s Deferral Account balance as of the date of the termination or any other date. Upon termination of the Plan, each Participant’s Deferral Account shall be distributed to the Participant at the times and in accordance with the distribution rules set forth in Article VI.

ARTICLE IX

MISCELLANEOUS

9.1 Funding Arrangements. The Committee shall determine the amounts it deems necessary or appropriate to fund the Company’s obligation to pay amounts in the Deferral Accounts. Such amounts may, in the sole discretion of the Board, be held in trust by a trustee selected by the Board (or the Committee, if such authority is delegated to the Committee). If a trust is established, then all amounts therein shall be earmarked to pay benefits under the terms of the Plan. To the extent so authorized, the Committee may direct the Company to make periodic contributions to the trust at such times and in such amounts as the Committee deems appropriate.

If established, trust assets shall not be diverted to, or used for, any purpose except payments to Participants and Beneficiaries under the terms of the Plan or, if the Company is Insolvent, to pay the Company’s creditors. Participants and Beneficiaries will have no right against the Company with respect to the payment of any portion of the Participant’s Deferral Account, except as a general unsecured creditor of the Company.

9.2 Nonalienation. No benefit or interest of any Participant or Beneficiary under this Plan will be subject to any manner of assignment, alienation, anticipation, sale transfer, pledge or encumbrance, whether voluntary or involuntary. Notwithstanding the foregoing, the Committee will honor community property or other marital property rights, but only to the extent required by law. Prior to distribution to a Participant or Beneficiary, no Deferral Account balance will be in any manner subject to the debts, contracts, liabilities, engagements or torts of the Participant or Beneficiary. Assets held in trust to fund this Plan may, however, be diverted to pay the Company’s creditors, if the Company is Insolvent.

9.3 Domestic Relations Order. In the event the Committee receives a Domestic Relations Order (DRO) from a potential Alternate Payee, the Committee shall promptly notify the Participant, or Beneficiary whose benefit is the subject of the DRO and provide him/her with information concerning the Plan’s procedures for administering QDROs. Unless and until the order is set aside, the following provisions shall apply:

(a) Committee Determination. The Committee shall within a reasonable time determine whether the order is a QDRO and shall notify the Participant or Beneficiary whose benefit is the subject of the order, of its determination. The Committee may designate a representative to carry out its duties under this provision.

(b) Compliance with Section 409A. Nothing in this Section 9.3(b) shall violate Section 409A of the Code and any regulations promulgated hereunder and no payment shall occur prior to the date that the Participant whose benefits are subject to the QDRO would have been entitled to receive payment in accordance with any Deferral Agreement in existence as of the date of the QDRO. In the event that the QDRO applies to deferrals which occur after the date of the QDRO, the Alternate Payee shall be entitled to a distribution on such future deferrals on the date that the Participant would have been entitled to receive payment

9.4 QDRO definitions. For purposes of Section 9.3 the following definitions and rules shall apply:

(a) “Alternate Payee” shall mean any spouse, former spouse, child or other dependent of a Participant who is recognized by a QDRO as having a right to receive all, or a portion of, the benefits payable under this Plan with respect to the Participant.

(b) “Domestic Relations Order or DRO” shall mean any judgment, decree, or order (including approval of a property settlement agreement) which:

(i) relates to the provision of child support, alimony payments, or marital property rights to a spouse, child, or other dependent of a Participant; and

(ii) is made pursuant to a state domestic relations law (including a community property law).

(c) “Qualified Domestic Relations Order” or QDRO” shall mean any Domestic Relations Order which satisfies the criteria set forth as a QDRO under policies established by the Committee.

9.5 Limitation of Rights. Nothing in this Plan will be construed to give a Participant the right to continue as a member of any Board or at any particular position or to interfere with the right of the Company to terminate a Participant from the board at any time and for any reason.

9.6 Section 409A. This Plan is intended to meet the requirements of Code §409A and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a distribution, payment, or the settlement or deferral thereof, is subject to Code §409A, except as the Committee otherwise determines in writing, the Deferral Account shall be paid, settled or deferred in a manner that will meet the requirements of Code §409A, including regulations or other guidance issued with respect thereto, such that the payment, settlement or deferral shall not be subject to the excise tax applicable under Code §409A. Any provision of this Plan that would cause the Deferral Account or the payment, settlement or deferral thereof to fail to satisfy Code §409A shall be amended to comply with Code §409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Code §409A.

9.7 Governing Law. To the extent that state law applies, the provisions of this Plan will be construed, enforced and administered in accordance with the laws of the state of Utah, except to the extent pre-empted by ERISA.

IN WITNESS WHEREOF, the undersigned, acting on behalf of each of the Plan Sponsor and the Participating Employers under authority duly and specifically granted by their respective Boards, have executed this People’s Utah Bancorp Deferred Compensation Plan effective as of the Effective Dates set forth herein.

PEOPLE’S UTAH BANCORP

By:	/s/ Richard T. Beard
Title:	President and Chief Executive Officer

BANK OF AMERICAN FORK

By:	/s/ Richard T. Beard
Title:	President and Chief Executive Officer

LEWISTON STATE BANK

By:	/s/ Anthony J. Hall
Title:	President and Chief Executive Officer